EXECUTION COPY

ASSET PURCHASE AGREEMENT

among

LRDHC, INC.,

BLEC, LLC,

INTERMARK BRANDS, LLC

and

QSN TECHNOLOGIES, LLC

dated as of April 24, 2012

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-ii-

Page

EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Employee to Execute Non-Competition Agreement
Exhibit C	Financial Statements

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of April 24, 2012, among LRDHC, INC., a Delaware corporation (“LRDHC” and together any of the LRDHC Subsidiaries designated by LRDHC in its sole discretion, from time to time as the case may be, collectively the “Buyers” and each, a “Buyer”), BLEC, LLC, a Nevada limited liability company (“BLEC”), INTERMARK BRANDS, LLC, a Nevada limited liability company (“Intermark”) and QSN TECHNOLOGIES, LLC, a Nevada limited liability company (“QSN”, and together with BLEC and Intermark, the “Sellers,” and each, a “Seller”).

RECITALS

WHEREAS, the Sellers are engaged, in whole or in part, in (or hold assets that are used, held for use or intended for use in) the manufacture, distribution, development, research, marketing, advertising, sale and service relating to electronic cigarettes, any component parts of electronic cigarettes or the packaging of electronic cigarettes and any electronic cigarette accessories (the “Business”);

WHEREAS, the Purchased Assets comprise substantially all of the properties and assets of the Sellers used, held for use or intended to be used in the Business; and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, each Seller desires to transfer, sell, convey, assign and deliver to the Buyers, and the Buyers desire to purchase, acquire and accept, the Purchased Assets, under the terms hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“$” means the lawful currency of the United States.

“Accounts Receivable” has the meaning set forth in Section 2.01(b).

“Action” means any claim or notice of claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, (whether civil, criminal, administrative, judicial, investigative, regulatory or otherwise, whether at law or in equity, whether formal or informal, whether public or private).

“Administrative Services” has the meaning set forth in Section 3.02(a)(vi).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plan” means any pension, benefit, retirement, compensation, profit-sharing, deferred compensation, bonus, incentive, performance award, phantom equity, equity option, stock or stock-based, restricted equity, equity appreciation right, equity purchase, equity ownership, change in control, retention, severance, transaction bonus, vacation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, paid time off, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Seller or its subsidiaries for the benefit of any current or former employee, officer, director or retiree of any Seller or its subsidiaries or any spouse or dependent of such individual, or under which any Seller or its subsidiaries has or may have any Liability.

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“BLEC” has the meaning set forth in the preamble.

“Books and Records” has the meaning set forth in Section 2.01(m).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the City of New York are authorized or required by Law to be closed for business.

“Buyer” or “Buyers” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.02(a).

“Buyer Insurance Policies” has the meaning set forth in Section 6.09.

“BWW” means Blu Worldwide, Inc., a Panamanian corporation.

“CBP” has the meaning set forth in Section 4.18(a).

“Claim” has the meaning set forth in Section 7.05(a).

“Closing” has the meaning set forth in Section 3.01.

“COBRA” means Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“DataTech” means DataTech Systems, LLC, a North Carolina limited liability company and an Affiliate of the Sellers.

“DataTech Services Assets” has the meaning set forth in Section 2.02(e).

“DOC” has the meaning set forth in Section 4.18(a).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers and the Buyers concurrently with the execution and delivery of this Agreement, which shall be arranged in numbered and lettered Sections and subsections corresponding to the numbered and lettered Sections and subsections contained in this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air (indoor or outdoor), soil, drinking water, surface water or groundwater, land surface or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, Release, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” has the meaning set forth in Section 2.05(b).

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among the Buyers, the Sellers and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit A.

“Escrow Amount” means the sum of $10,000,000 to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement, which Escrow Amount shall change from time to time based on payments or disbursements made from the Escrow Account pursuant to the terms hereof and thereof.

“Excess Liability Policy” has the meaning set forth in Section 6.09(a).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder or any successor statute or statutes thereto.

“FDA” has the meaning set forth in Section 4.18(a).

“Final Allocation” has the meaning set forth in Section 2.06.

“Financial Books and Records” has the meaning set forth in Section 2.01(m).

“Financial Statements” has the meaning set forth in Section 4.04.

“FIRPTA Certificates” has the meaning set forth in Section 3.02(a)(v).

“FTC” has the meaning set forth in Section 4.18(a).

“Funds Flow” has the meaning set forth in Section 3.02(c).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Liability Insurance Policy” has the meaning set forth in Section 6.09(a).

“Governing Documents” means, with respect to any Person, (a) if a corporation, the memorandum and articles of association, articles or certificate of incorporation and the bylaws or similar documents; (b) if a general partnership or limited liability partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the certificate of formation and limited liability company agreement or operating agreement; (e) if another type of Person, any charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements or other similar agreements or documents relating to the organization, management or operation of such entity; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Health Claims” has the meaning set forth in Section 4.19(b).

“HHS” has the meaning set forth in Section 4.18(a).

“Indebtedness” means, with respect to any Person, any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than payables or accruals incurred in the ordinary course of business), (d) under capital leases, (e) any other indebtedness (other than trade accounts payables or operating accruals incurred in the ordinary course of business), or (f) in the nature of guarantees of obligations of the type described in clauses (a) through (e) above of any other Person, including by providing collateral or credit support of any kind for the obligations of another Person.

“Indemnified Party” has the meaning set forth in Section 7.05(a).

“Indemnifying Party” has the meaning set forth in Section 7.05(a).

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and (f) social media accounts, whether corporate branded, corporate celebrity, employee affiliate or co-branded, including microblogging accounts (e.g., Twitter®), social networking accounts (e.g., LinkedIn®, Facebook®), social bookmarking accounts (e.g., Del.icio.ous®, StumbleUpon®), social news accounts (e.g., Digg®, Reddit®) and multimedia accounts (e.g., Flickr®, YouTube®), and the contents and information contained therein.

“Intellectual Property Assets” means all Intellectual Property that is owned by the Sellers, individually or collectively, and used in or necessary for the conduct of the Business as conducted on the date hereof, including the Intellectual Property set forth in Section 2.01(e) of the Disclosure Schedules.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including each Seller’s respective Affiliates, grant any Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Intermark” has the meaning set forth in the preamble.

“Inventory” has the meaning set forth in Section 2.01(c).

“Knowledge of the Sellers” or any other similar knowledge qualification, means as to any matter, circumstance or event, the knowledge of the individuals listed on Section 1.01(a) of the Disclosure Schedules of such matter, circumstance or event; provided that, in each case, such individual shall be deemed to have knowledge if (a) he or she has actual knowledge or (b) a prudent individual in the same or similar position would acquire actual knowledge in the course of a reasonable investigation including an inquiry of employees, managers, members, directors, officers, agents or professional advisors (past and present) of the Sellers regarding such matter, circumstance or event.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, administrative announcement, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“LRDHC” has the meaning set forth in the preamble.

“LRDHC Subsidiaries” means the direct and indirect subsidiaries of LRDHC set forth in Section 1.01(b) of the Disclosure Schedules, each of which is wholly owned, directly or indirectly, by LRDHC free and clear of any Encumbrances.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lorillard” means Lorillard, Inc., a Delaware corporation.

“Losses” means losses, damages (including incidental, consequential, special, punitive, exemplary or indirect damages), Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, for purposes of this Agreement, the term “Losses” shall not include any loss of profits, diminution in value or any type of multiple, whether based on statute, contract, tort or otherwise.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, capitalization, prospects, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of each Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iii) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) or (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Nontransferable Assets” has the meaning set forth in Section 2.07.

“Non-Competition Agreement” means the non-competition agreement dated as of the date of this Agreement, by and between the applicable Buyer and the individual listed on Exhibit B hereto, duly executed by such Buyer and the individual listed on Exhibit B hereto.

“Other Books and Records” has the meaning set forth in Section 2.01(m).

“Payoff Amount” means the aggregate of the amounts of the Payoff Liabilities set forth in Section 4.05(c) of the Disclosure Schedules.

“Payoff Liabilities” means the Indebtedness or other liability listed in Section 4.05(c) of the Disclosure Schedules that will be discharged in connection with the Closing.

“Permits” means all permits, licenses, consents, orders, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator.

“Property Insurance Policy” has the meaning set forth in Section 6.09(a).

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“QSN” has the meaning set forth in the preamble.

“Recall Insurance Policy” has the meaning set forth in Section 6.09(a).

“Related Party” means any director, officer, manager, member, direct or indirect owner or employee of any Seller or any Affiliate or member of the immediate family of any such director, officer, direct or indirect owner, manager, member or employee.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), drinking water, surface water, groundwater, land surface or subsurface strata or within, from or into any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, managers, members, consultants, financial advisors, counsel, accountants, auditors and agents of such Person.

“Restricted Period” has the meaning set forth in Section 6.02(a).

“Seller Insurance Policies” has the meaning set forth in Section 4.15.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 7.03(a).

“Taxes” means (a) all U.S. federal, state, local or non-U.S. taxes, charges, fees, duties, imposts, levies or other assessments, including all income, corporation, alternative minimum, gross receipts, capital, sales, use, production, ad valorem, value added, transfer, documentary, franchise, registration, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, escheat obligations, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits and estimated taxes, customs duties or other taxes of any kind whatsoever; (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (a); and (c) all transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation Section 1.1502-6 (or any similar state, local or foreign provisions)) in respect of any items described in clause (a) or (b).

“Tax Return” means any return, declaration, report, estimates, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.05(b).

“Tobacco Laws” means all Laws, statutes, rules, regulations and ordinances related to (a) the research, development, manufacture, advertising, marketing, distribution, sale, or use (including without limitation, any related health effects) of, (b) the exposure to, or (c) warnings regarding, any product made or derived from tobacco that is intended for human consumption, including any component, part, or accessory of a tobacco product, and any electronic cigarette product, including any component, part, or accessory of an electronic cigarette, whether or not the electronic cigarette product is made or derived from tobacco.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale and Assignment and Assumption Agreement, Intellectual Property Assignments, the Non-Competition Agreement, the Transition Services Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transfer Taxes” has the meaning set forth in Section 6.07(a).

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(vii).

“TTB” has the meaning set forth in Section 4.18(a).

“Union” has the meaning set forth in Section 4.22(c).

“Year-End Financial Statements” has the meaning set forth in Section 4.04.

ARTICLE II

PURCHASE AND SALE

Section 2.01    Purchase and Sale of Assets. Subject to Section 2.02 and the terms and conditions set forth herein, on the date of this Agreement, each of the Sellers shall sell, assign, transfer, convey and deliver to the Buyers, and the Buyers shall purchase from the Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of the Sellers’ right, title and interest in, to and under the assets, properties and rights wherever located (including, in transit or in the possession of any third party) that are used, held for use or intended to be used in, or arise from or relate to the Business (collectively, the “Purchased Assets”), including the following:

(a)    cash and cash equivalents held for use in or arising from the Business;

(b)    in each case arising from or relating to the Business (i) all trade and credit card accounts receivable and other rights to payment held by the Sellers, and the full benefit of all security for such accounts or rights to payment, including all trade and credit card accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Sellers, (ii) all other accounts or notes receivable held by the Sellers and the full benefit of all security for such accounts or notes and (iii) any claim, remedy or other right related to any of the foregoing (collectively, the “Accounts Receivable”);

(c)    all inventories, finished goods, raw materials, work in progress, packaging, supplies, parts, packaging materials and other inventories, including all inventories on consignment, bailment or other arrangement (whether located at any retail store, transload shipment site, consignment warehouse, or other offsite location or in transit in any railcar, truck, boat, airplane or other mode of transportation) (“Inventory”) held in connection with the Business;

(d)    all Contracts and Intellectual Property Licenses set forth in Section 2.01(d) of the Disclosure Schedules (the “Assigned Contracts”);

(e)    all Intellectual Property Assets including the Intellectual Property set forth in Section 2.01(e) of the Disclosure Schedules;

(f)    all furniture, furnishings, fixtures, equipment, machinery, tools, vehicles, office equipment, software, models, supplies, computers, telephones, molds/tooling and other tangible personal property set forth in Section 2.01(f) of the Disclosure Schedules;

(g)    all of the Sellers’ leasehold interests in the Leased Real Property;

(h)    all Permits that are held by the Sellers and required for the conduct of the Business as conducted on the date hereof or for the ownership and use of the Purchased Assets, including those listed in Section 4.17(b) of the Disclosure Schedules (to the extent such Permits can be transferred to the Buyers pursuant to their terms and any applicable Laws);

(i)    all rights to any Actions of any nature available to or being pursued by the Sellers to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, including those listed in Section 2.01(i) of the Disclosure Schedules;

(j)    all prepaid expenses, credits, advance payments, fees (including processing fees), claims, security, refunds, rebates, promotional allowances, discounts, costs (including prepaid website and software costs), rights of recovery, rights of set-off, rights of recoupment, deposits (including deposits and prepayments on Inventory purchases), charges and sums arising from or relating to the Business;

(k)    all of the Sellers’ rights under warranties, indemnities and all similar rights in favor of any Seller in respect of any Purchased Assets or any Assumed Liability;

(l)    all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(m)    to the extent relating to the Business, originals, copies or digital media of all books and records, including (i) books of account, ledgers and general, financial and accounting records (the “Financial Records”) and (ii) employee records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files (including all protocols, investigations, brochures, reports, safety reports, safety data, raw data, source documents, files and summaries), records and data (including all correspondence with any Governmental Authority), written notes, standard operating procedures, logs, studies, sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses, manuals, product drawings, blueprints and schematics, and all other general business, technical, financial and technical files, invoices, documents (including market research reports, commercial plans and strategic assessments and, in all cases, in any form or medium) (the “Other Books and Records” and together with the Financial Records, the “Books and Records”); provided that the Sellers shall be permitted to retain copies of the Financial Records; and

(n)    all goodwill and the going concern value of the Business.

Section 2.02    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)    Contracts, including Intellectual Property Licenses, that are not Assigned Contracts and which are set forth in Section 2.02(a) of the Disclosure Schedules (the “Excluded Contracts”);

(b)    the Governing Documents, minute books, membership interest books, books of account or other records having to do with the formation of the Sellers to the extent not included in the Books and Records;

(c)    all Benefit Plans and assets attributable thereto;

(d)    the assets, properties and rights specifically set forth in Section 2.02(d) of the Disclosure Schedules;

(e)    any assets necessary for the performance under the Transition Services Agreement (the “DataTech Services Assets”).

(f)    the rights that accrue or will accrue to the Sellers under the Transaction Documents; and

(g)    any rights to payment associated with intercompany accounts, receivables, or accruals between any Seller and any present or former Affiliate or Related Party of any Seller, including those listed in Section 2.02(g) of the Disclosure Schedules.

Section 2.03    Assumed Liabilities. Subject to Section 2.04 and the terms and conditions set forth herein, on the date of this Agreement, the Buyers shall assume and agree to pay, perform and discharge only the following Liabilities of the Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)    all trade accounts payable and accrued expenses (other than in respect of Taxes) of the Sellers to third parties in connection with the Business that (i) remain unpaid and are generally within the payment terms of such obligations as of the date of this Agreement and (ii) that are either reflected on the Interim Balance Sheet or arose in the ordinary course of business since the Interim Balance Sheet Date;

(b)    all Liabilities in respect of the Assigned Contracts to the extent that such Liabilities do not relate to any failure to perform, improper performance, breach of warranty or other breach, default or violation of such Contract by the Sellers prior to the date of this Agreement;

(c)    any Liabilities with respect to any Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or after the date of this Agreement;

(d)    any Liabilities for Transfer Taxes of the Sellers for which the Buyers are responsible pursuant to Section 6.07(a);

(e)    any Liabilities with respect to any voluntary recall by the Buyers relating to or arising from any products manufactured or any service performed by the Buyers or their Affiliates on or after the date of this Agreement; and

(f)    all Liabilities listed in Section 2.03(f) of the Disclosure Schedules.

Section 2.04    Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, the Buyers shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Sellers or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). The Sellers shall, and shall cause each of their respective Affiliates to, pay, discharge and satisfy in due course all Excluded Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a)    any Liabilities of the Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(b)    any Liabilities arising out of or with respect to any Taxes of any Seller, other than any Transfer Taxes for which the Buyers are responsible pursuant to Section 6.07(a).

(c)    any Liabilities relating to or arising out of the Excluded Assets or Excluded Contracts;

(d)    any Liabilities arising under or in connection with any Benefit Plan;

(e)    any Liabilities with respect to any Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation by the Sellers prior to the date of this Agreement, including any product liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by the Sellers, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by the Sellers;

(f)    any Liabilities with respect to any recall, other than voluntary recalls by the Buyers, relating to or arising from any products manufactured, including any products included in the Purchased Assets, or sold by or for any service performed by the Sellers before the date of this Agreement;

(g)    any Liabilities arising prior to the date of this Agreement in respect of any present or former employees, officers, directors, members, managers, retirees, independent contractors or consultants of the Sellers or any of their Affiliates, including any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(h)    any trade accounts payable of the Sellers to third parties that (i) constitute Payoff Liabilities or (ii) are not reflected on the Interim Balance Sheet or arose outside the ordinary course of business since the Interim Balance Sheet Date;

(i)    any Liabilities to indemnify, reimburse or advance amounts to any present or former Affiliate, officer, director, member, manager, or agent of the Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 7.03 as Seller Indemnified Parties;

(j)    any Liabilities under any other Contracts, including Intellectual Property Licenses, to the extent such Liabilities arise out of or relate to a breach by the Sellers of such Contracts prior to the date of this Agreement;

(k)    any Liabilities associated with Indebtedness of the Sellers and/or the Business owing to financial institutions;

(l)    all Liabilities associated with (i) intercompany accounts, payables, accruals or loans between any Seller and any present or former Affiliate or Related Party of any Seller, including accounts payable for purchases made from BWW or (ii) any Indebtedness owing by the Sellers to any present or former Affiliate or Related Party of any Seller, including those listed in Section 2.04(l) of the Disclosure Schedules; and

(m)    all Liabilities listed in Section 2.04(m) of the Disclosure Schedules.

Section 2.05    Purchase Price. The aggregate purchase price for the Purchased Assets shall be $135,000,000 (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid on the date of this Agreement as follows:

(a)    The Buyers shall deliver an amount in immediately available funds equal to the Purchase Price less the sum of (A) the Escrow Amount and (B) the Payoff Amount, by wire transfer of immediately available funds to an account designated in writing by the Sellers to LRDHC;

(b)    The Buyers shall deposit the Escrow Amount by wire transfer of immediately available funds into an escrow account designated by the Escrow Agent (the “Escrow Account”), which Escrow Amount shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy (i) all premiums under the General Liability Insurance Policy and the Excess ii) Liability Policy pursuant to Section 6.09(b) and (ii) any and all claims made by the Buyers or any other Buyer Indemnified Party against any Seller pursuant to Article VII; and

(c)    The Buyers shall deliver an amount equal to each of the payoff amounts with respect to each Payoff Liability by wire transfer of immediately available funds to the creditors identified in the Funds Flow, the aggregate of such amounts not to exceed the Payoff Amount

Section 2.06    Allocation of Purchase Price. The Sellers and the Buyers agree that the Purchase Price and all other relevant items shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting purposes) in accordance with the principles set forth in Section 2.06 of the Disclosure Schedules. The Buyers shall prepare a draft purchase price allocation schedule that is consistent with the principles set forth in Section 2.06 of the Disclosure Schedules (the “Allocation Schedule”) and a draft IRS Form 8594 to the Sellers within one hundred eighty (180) days after the date of this Agreement, each of which shall be subject to the consent of the Sellers not to be unreasonably withheld, conditioned or delayed (such allocation, as agreed by the parties, the “Final Allocation”). If the Sellers notify the Buyers in writing that the Sellers object to one or more items reflected in the Allocation Schedule, the Sellers and the Buyers shall negotiate in good faith to resolve such dispute. The Buyers and the Sellers shall file all Tax Returns (including IRS Form 8894) in a manner consistent with the Final Allocation, and, unless otherwise required by Law, shall not take any position inconsistent therewith for any Tax purpose.

Section 2.07    Third Party Consents. To the extent that there are certain Purchased Assets (including Permits or Contracts) that are not assignable or transferable without the consent or approval of Persons other than the Sellers, including the consents listed in Section 4.03 of the Disclosure Schedules (“Nontransferable Assets”), and such consents or approvals are not obtained as of the date of this Agreement, this Agreement shall not constitute an assignment or agreement to assign or transfer such assets without such consent or approval. The Sellers shall use their commercially reasonable efforts to obtain such consents and approvals as promptly as practicable, and the Buyers shall use their commercially reasonable efforts to assist the Sellers in obtaining such consents and approvals. Until such consent or approval is obtained through such efforts, the Sellers and the Buyers shall cooperate with one another (at their own expense) in any lawful and reasonable arrangement designed to give the Buyers the rights, benefits and economic claims of such Nontransferable Assets, through subcontracting, sublicensing, subleasing or otherwise; provided, however, that to the extent the Buyers are able to receive the rights, benefits and economic claims under such Purchased Asset (including Permits or Contracts), the Buyers shall be responsible for any liabilities or obligations, if any, arising under such Purchased Asset. To the extent, and only the extent, such consent or approval shall be obtained, as between the parties thereto, such Purchased Assets (including Permits or Contracts) shall be deemed to have been a Purchased Asset as of the date of this Agreement without the payment of any further consideration.

Section 2.08    The Buyers of Purchased Assets. For all purposes of this Agreement, the parties hereto agree to treat (i) LQ, Inc. as the Buyer of all of the Intellectual Property Assets listed in Section 2.08(i) of the Disclosure Schedules, (ii) LRDT, Inc. as the Buyer of all Intellectual Property Assets other than those listed in Section 2.08(i) of the Disclosure Schedules, (iii) LRDHC as the Buyer of the Purchased Assets listed in Section 2.08(iii) of the Disclosure Schedules and (iv) LB, Inc. as the Buyer of all of the other Purchased Assets. In this regard, the parties hereto further agree that to the extent that any consideration for any Purchased Assets is paid by a Buyer other than the Buyer of such Purchased Assets as stated in this Section 2.08, such Buyer shall be treated as paying such consideration as an agent acting on behalf of the Buyer of such Purchased Assets as stated in this Section 2.08.

ARTICLE III

CLOSING

Section 3.01    Closing. Concurrently with the execution of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) is being held at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, at 9:00 a.m., local time.

Section 3.02    Closing Deliverables.

(a)    Concurrently with the execution and delivery of this Agreement, each of the following is being delivered to the Buyers, in each case dated as of the date of this Agreement (unless otherwise indicated);

(i)    the Escrow Agreement duly executed by the Sellers;

(ii)    the bill of sale and assignment and assumption agreements in form and substance satisfactory to the Buyers (individually, a “Bill of Sale and Assignment and Assumption Agreement”) and duly executed by the applicable Seller, transferring the tangible personal property described in Section 2.01(f) of the Disclosure Schedules included in the Purchased Assets to the applicable Buyer, in accordance with Section 2.08, and effecting the assignment to and assumption by the applicable Buyer of the Purchased Assets and the Assumed Liabilities (other than the Purchased Assets assigned and transferred pursuant to the Intellectual Property Assignments);

(iii)    assignments in form and substance satisfactory to the Buyers (the “Intellectual Property Assignments”) and duly executed by the applicable Seller, effecting the assignment and transfer of all of such Seller’s right, title and interest in and to the Intellectual Property Assets and the Intellectual Property Licenses to the applicable Buyers in accordance with Section 2.08;

(iv)    the Non-Competition Agreement, in form and substance satisfactory to the Buyers and duly executed by the applicable individual party thereto;

(v)    a duly executed FIRPTA Certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificates”) that Intermark is not and no Seller is a foreign person within the meaning of Section 1445 of the Code and an IRS Form W-9 from Intermark and the other Sellers certifying that Intermark is and the other Sellers are exempt from U.S. federal backup withholding;

(vi)    the Transition Services Agreement, in form and substance satisfactory to the Buyers and duly executed by DataTech (the “Transition Services Agreement”) pursuant to which DataTech shall provide the services specified therein (the “Administrative Services”) to the Buyers;

(vii)    evidence, to the satisfaction of the Buyers, of the discharge of all Payoff Liabilities;

(viii)    evidence, to the satisfaction of the Buyers, that the Sellers have cancelled the coverage under the Seller Insurance Policies;

(ix)    the deliverables listed in Section 3.02(a) to the Disclosure Schedules, in each case, to the satisfaction of the Buyers;

(x)    such other customary instruments of transfer, assumption, filings, documents in form and substance reasonably satisfactory to the Buyers, as may be required to give effect to this Agreement; and

(xi)    the written consent of each Seller authorizing such Seller to enter into the Transaction Documents and to take any other related action necessary to effectuate the sale of the Purchased Assets.

(b)    Concurrently with the execution and delivery of this Agreement and the delivery of the items specified in Section 3.02(a) each of the following is being delivered to the Sellers, in each case dated as of the date of this Agreement (unless otherwise indicated):

(i)    the Purchase Price, less the Payoff Liabilities, less the Escrow Amount;

(ii)    the Escrow Agreement duly executed by the applicable Buyer;

(iii)    a certificate that any Inventory being sold to the Buyers will be exempt from applicable sales tax as a sale for resale;

(iv)    the Bill of Sale and Assignment and Assumption Agreement duly executed by the applicable Buyer party thereto in accordance with Section 2.08;

(v)    the Intellectual Property Assignments duly executed by the applicable Buyer party thereto in accordance with Section 2.08;

(vi)    the Non-Competition Agreement duly executed by the applicable Buyer party thereto; and

(vii)    the Transition Services Agreement duly executed by the applicable Buyer party thereto.

(c)    Concurrently with the execution and delivery of the Agreement, the Buyers shall deliver (i) the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement and (ii) the Payoff Liabilities as instructed in the Funds Flow attached hereto as Section 3.02(c) of the Disclosure Schedules (the “Funds Flow”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby jointly and severally represents and warrants to the Buyers that the statements contained in this Article IV are true and correct as of the date of this Agreement, except as set forth in the correspondingly numbered Section of the Disclosure Schedules.

Section 4.01    Organization and Qualification of the Sellers.

(a)    Each Seller is a validly existing, limited liability company in good standing under the Laws of the State of Nevada and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as conducted on the date hereof. Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. Section 4.01(a) of the Disclosure Schedules sets forth the jurisdictions in which each Seller is licensed or qualified to do business.

(b)    The limited liability company interests of each Seller and the name of each Person who owns of record any of such limited liability company interests is, as of the date hereof, set forth in Section 4.01(b) of the Disclosure Schedules and no other Persons, other than those listed in Section 4.01(b) of the Disclosure Schedules, have any equity or profits interest in any of the Sellers or the Business.

(c)    Other than QSN and BLEC, Intermark does not own, directly or indirectly, of record or beneficially, any capital stock, voting securities or other equity interests in or control any corporation, limited liability company, partnership, trust, joint venture or other entity. QSN and BLEC do not own, directly or indirectly, of record or beneficially, any capital stock, voting or securities or other equity interests in or control any corporation, limited liability company, partnership, trust, joint venture or other entity.

Section 4.02    Authority of the Sellers. Each Seller has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which each of them is a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which each of them is, or is specified to be, a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Buyers) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms. When each other Transaction Document to which each Seller is or will be a party has been duly executed and delivered by each Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 4.03    No Conflicts; Consents. Except as set forth in Section 4.03 of the Disclosure Schedules, the execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which each of them is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Governing Documents of such Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller, the Business or any Purchased Asset; (c) require the consent, approval, Permit, Governmental Order, declaration or filing with, or notice to any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or give rise to the right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any material Contract or material Permit to which any Seller is a party or by which any Seller is bound, or any Contract or Permit by which the Business is bound in connection with the Business or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Purchased Asset.

Section 4.04    Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2009, 2010 and 2011 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (excluding statements of retained earnings, stockholders’ equity and cash flow in each of the years ended 2009 and 2010) (the “Year-End Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business at and for the two (2) month period ended February 29, 2012 and the related statements of income for the two (2) month period then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”) are attached hereto as Exhibit C. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements are based on the Books and Records of the Business, and fairly present the financial condition, position, assets and liabilities and results of operations of the Business. The balance sheet of the Business as of December 31, 2011 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business at and for the two (2) month period ended February 29, 2012 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

Section 4.05    Undisclosed Liabilities. Except as set forth in Section 4.05(a) of the Disclosure Schedules, no Seller has any Liabilities with respect to the Business, except (a) those set forth on the Balance Sheet, (b) those incurred in the ordinary course of business since the Balance Sheet Date, or (c) such Payoff Liabilities of a Seller set forth in Section 4.05(c) of the Disclosure Schedules that will be discharged in connection with the Closing.

Section 4.06    Absence of Certain Changes, Events and Conditions.

(a)    Except as set forth in Section 4.06(a) of the Disclosure Schedules, since the Balance Sheet Date, there has not been prior to the effective time of the Closing, with respect to any Seller any:

(i)    state of facts, change, effect, condition, development, event or occurrence that has had, or could have, individually or in the aggregate, a Material Adverse Effect;

(ii)    declaration or payment of any dividends or distributions on or in respect of any equity interests of any Seller or redemption, purchase or acquisition of the equity interests of any Seller;

(iii)    material change in any financial or Tax method of accounting or accounting practice for the Business, except as required by GAAP or applicable Tax Law or as disclosed in the notes to the Financial Statements;

(iv)    material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(v)    incurrence, assumption or guarantee of any Indebtedness in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(vi)    transfer, assignment, sale or other disposition of any item that would otherwise be a Purchased Asset, except for in the ordinary course of business;

(vii)    cancellation of any debts or claims or material amendment, termination or waiver of any rights constituting any Purchased Assets;

(viii)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;

(ix)    damage, destruction or loss for which the aggregate cost and expense exceeded $25,000, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(x)    acceleration, termination or cancellation of any Assigned Contract or Permit;

(xi)    material capital expenditures which would constitute an Assumed Liability;

(xii)    imposition of any Encumbrance, other than Permitted Encumbrances, upon any of the Purchased Assets;

(xiii)    entry into any transaction or Contract relating to the Business with any directors, officers, employees, members, managers, independent contractors, consultants, agents or Affiliates of the Business for which the Buyers would be financially responsible;

(xiv)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xv)    purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(xvi)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(b)    Except as set forth in Section 4.06(b) of the Disclosure Schedules, since the Balance Sheet Date, the Sellers have caused the Business to be conducted in the usual, regular and ordinary course and in substantially the same manner as previously conducted (including with respect to research and development efforts, capital expenditures and inventory levels) and have made all commercially reasonable efforts to keep intact the Business, keep available the services of the employees of the Business and preserve the relationships of the Business with the customers, suppliers, licensors, licensees, distributors and others with whom the Business deals.

Section 4.07 Material Contracts.

(a)    Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected (other than the DataTech Services Assets) or (y) to which any Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts used by the Business relating to Intellectual Property set forth in Section 4.11(c) and Section 4.11(e) of the Disclosure Schedules, being “Material Contracts”):

(i)    all Contracts (A) involving aggregate consideration in excess of $50,000 or (B) providing for future performance by the Business or any Seller in consideration of amounts in excess of $25,000 previously paid to the Business or any Seller, or which has resulted in deferred revenue under GAAP of more than $25,000, other than purchase orders issued by the Sellers in the ordinary course of business and other than with respect to sales made pursuant to one or more purchase orders in the ordinary course of business;

(ii)    all Contracts containing a covenant not to compete or not to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

(iii)    any Contract that is a lease, sublease or similar Contract with any Person under which (A) any Seller is lessee of, or holds or uses or any other tangible personal property owned by any Person that is used in the conduct of and material to the Business or (B) any Seller is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by any Seller or any of its subsidiaries that is used in the conduct of and material to the Business, in each case providing for payments in excess of $25,000 per year;

(iv)    any Contract granting an Encumbrance (other than a Permitted Encumbrance) upon any Purchased Asset;

(v)    all broker, dealer, distributor, manufacturer, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts;

(vi)    all Contracts relating to Indebtedness;

(vii)    all powers of attorney with respect to the Business or any Purchased Asset;

(viii)    any Contracts providing for indemnification of any Person with respect to any Liabilities (including those relating to Intellectual Property) relating to any current or former business of any Seller or any predecessor Person or Affiliate;

(ix)    any Contract (including consulting and services agreements) which provides for “exclusivity” or any similar requirement in favor of any Person other than the Sellers or that requires or obligates any Seller to purchase specified minimum amounts of any product;

(x)    any Contract not made in the ordinary course of the Business;

(xi)    any Contract with any member, manager or Affiliate of a Seller or with any member, manager or employee of any Affiliate of a Seller which would be an Assigned Contract;

(xii)    any nondisclosure agreement, confidentiality agreement or similar Contract entered into outside of the ordinary course of the Business;

(xiii)    any Contract granting consignment rights with respect to any Purchased Asset with a value in excess of $25,000;

(xiv)    any Contract with a Governmental Authority;

(xv)    any Contract relating to any completed, pending or proposed (A) joint venture or partnership, (B) acquisition or divestiture of any Person, business or division or (C) merger or reorganization;

(xvi)    any Contract granting the other party to such Contract or a third party “most favored nation” or similar status;

(xvii)    any Contract that prohibits the hiring or solicitation for employment of employees of another person;

(xviii)    any currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xix)    any Contract entered into in connection with the settlement or other resolution of any Action pursuant to which any Seller has any ongoing performance obligations;

(xx)    any Contract that would restrict or that would require (for the benefit of any third party after such Contract is assigned to the Buyers or their Affiliates) the Buyers or any of their Affiliates to perform or conduct research, development, commercialization, distribution, sale, supply, marketing or manufacturing of any product (including products under development) for any indication in any product market or geographic area);

(xxi)    any Contract which relates to research, development, commercialization, distribution, sale, supply, license, marketing, packaging, co-promotion or manufacturing by third parties of products (including products under development) that are or will be owned, used, licensed or sold in connection with the Business;

(xxii)    any Contract pursuant to which a Seller has granted an option or a right of first refusal, right of first negotiation or right of first offer in favor of any third party; or

(xxiii)    any Contract containing any provisions (A) dealing with a “change of control” or similar event with respect to a Seller or the Business, (B) prohibiting or imposing any restrictions on the assignment of all or any portion of such Contract by a Seller or any other Person or (C) having the effect of providing that the consummation of the transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement or the Transaction Documents will require the consent of the other party or parties thereto or will conflict with, result in a violation of, or constitute a default under (with or without notice or lapse of time, or both), such Contract or give rise under such Contract to any right of termination, right of first refusal, amendment, revocation, cancellation or acceleration, or loss of material benefit under, or the creation of any Encumbrance (other than a Permitted Encumbrance) in or upon or transfer of any of the properties or assets of a Seller, or to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or any other material changes in the terms thereof.

(b)    Except as set forth in Section 4.07(b) of the Disclosure Schedules, with respect to each Seller, each Material Contract is valid and binding in accordance with its terms and is in full force and effect. To the Knowledge of the Sellers, no other party to any Material Contract is (with or without the lapse of time of the giving of notice, or both) in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or would result in a termination of a Material Contract or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all written modifications, amendments and supplements thereto) have been made available to the Buyers.

Section 4.08    Title to Purchased Assets. The Sellers, taken together, have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets or have the right to transfer the Purchased Assets to the Buyers. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)    liens for ad valorem Taxes not yet due and payable;

(b)    mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred by operation of law;

(c)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which do not prohibit or materially interfere with the current operation of the Business;

(d)    liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business;

(e)    Encumbrances that do not, individually or in the aggregate, materially interfere with the present use of the Purchased Assets or materially detract from their value; or

(f)    Encumbrances listed in Section 4.08(f) of the Disclosure Schedules that will be released as of the date of this Agreement.

Section 4.09    Condition and Sufficiency of Assets; Operations. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are in good operating condition and repair, are free from material defects and have been maintained in accordance with normal industry practice. The Purchased Assets, the Excluded Assets (including the DataTech Services Assets) and the Nontransferable Assets are sufficient for the conduct of the Business as currently conducted.

Section 4.10 Real Property.

(a)    No Seller owns, nor has any Seller ever owned, any real property.

(b)    Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by each Seller, which is included as a Purchased Asset (together with all rights, title and interest of each Seller in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which each Seller holds any Leased Real Property, which is included as a Purchased Asset (collectively, the “Leases”). The Sellers have delivered to the Buyers a true and complete copy of each Lease. With respect to each Lease:

(i)    such Lease is valid, binding, enforceable and in full force and effect, and the applicable Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)    no Seller is in breach or default (including with respect to the payment of all rents due and payable) under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default;

(iii)    no Seller has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by any Seller under any of the Leases and, to the Knowledge of the Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)    no Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)    no Seller has pledged, mortgaged or otherwise granted an Encumbrance (other than a Permitted Encumbrance) on its leasehold interest in any Leased Real Property.

(c)    No Seller has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

Section 4.11 Intellectual Property.

(a)    Section 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing except with respect to Intellectual Property Registrations intentionally allowed to expire or abandon in the ordinary course of business.

(b)    The Sellers own, individually or collectively, all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances. Without limiting the generality of the foregoing, Affiliates of the Sellers have entered into binding, written agreements with (i) each current and former employee of such Affiliates of the Sellers retained by such Affiliates of the Sellers who have been involved in the design, research or development of any technology on behalf of the Sellers, whereby such employees assign to the Sellers any ownership interest and right they may have in such technology, and (ii) the only current or former independent contractor or technical consultant retained by such Affiliates who has been involved in the design, research or development of any technology on behalf of the Sellers, which such Person is listed on and is a party to the Contract listed on Section 4.11(b) of the Disclosure Schedules. The Sellers have provided the Buyers with true and complete copies of all such agreements, including the Contract listed on Section 4.11(b) of the Disclosure Schedules. The Sellers are in full compliance with all legal requirements applicable to the Intellectual Property Assets and the Sellers’ ownership and use thereof.

(c)    Section 4.11(c) of the Disclosure Schedules lists all Intellectual Property Licenses. To the Knowledge of the Sellers, (i) all such Intellectual Property Licenses are valid, binding and enforceable between any Seller and the other parties thereto, and (ii) any Seller is in full compliance with the terms and conditions of such Intellectual Property Licenses.

(d)    To the Knowledge of the Sellers, the Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by the Sellers or proposed to be used by the Buyers, and the conduct of the Business as currently and formerly conducted by the Sellers and proposed to be conducted by the Buyers have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Except as set forth in Section 4.11(d) of the Disclosure Schedules, no

Seller has received any communication, and no Action has been instituted, settled or, to the Knowledge of the Sellers, threatened that alleges any such infringement, violation or misappropriation, and to the Knowledge of the Sellers, none of the Intellectual Property are subject to any outstanding Governmental Order.

(e)    Section 4.11(e) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which the applicable Seller grants rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses. To the Knowledge of the Sellers, all such agreements are valid, binding and enforceable between the applicable Seller and the other parties thereto, and the applicable Seller and such other parties are in full compliance with the terms and conditions of such agreements. To the Knowledge of the Sellers, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

(f)    (i) The representations and warranties made by the applicable Sellers in the agreement specified in Section 4.11(f) of the Disclosure Schedules are true, complete and correct in all respects to the same extent as if they were set forth verbatim herein; and (ii) the Sellers have duly performed and complied in all respects with the covenants, conditions and agreements required to be performed or complied with pursuant to the agreement specified in Section 4.11(f) of the Disclosure Schedules.

Section 4.12    Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as set forth in Section 4.12 of the Disclosure Schedules, all Inventory is owned by the Sellers free and clear of all Encumbrances (other than Permitted Encumbrances), and no Inventory is held on a consignment basis. Except as set forth in Section 4.12 of the Disclosure Schedules, all Inventory is located at a location owned or leased by the Sellers or in transit thereto or therefrom.

Section 4.13    Accounts Receivable. The Accounts Receivable are reflected on the Interim Balance Sheet and the Accounts Receivable have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are not subject to any loan agreements or other financing contracts entered into by the Sellers and providing for the sale, factoring, pledge or other transfer of such Accounts Receivable by the Sellers to any other Person (other than such loans or financial contracts that are terminated and such security interest would be released as of the close of business on the date of this Agreement). All Accounts Receivable are reflected properly on the Books and Records, and to the Knowledge of the Sellers, are valid undisputed receivables subject to no setoffs, other deficiencies or counterclaims.

Section 4.14    Customers and Suppliers.

(a)    Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to any Seller for goods or services rendered in an amount greater than or equal to $1,000,000 in the last twelve months for either of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. No Seller has received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease before or after the date of this Agreement, to purchase the goods or services of the Business or to otherwise terminate, cancel, materially limit or adversely modify its relationship with the Business.

(b)    Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom any Seller has paid consideration for goods or services rendered in an amount greater than or equal to $500,000 in the last twelve months for either of the two most recent fiscal years

(collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. No Seller has received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, before or after the date of this Agreement, to supply goods or services to the Business or to otherwise terminate, cancel, materially limit or adversely modify its relationship with the Business.

Section 4.15    Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Sellers or their respective Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Seller Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending insurance claims and the claims history for each Seller since their date of organization. There are no insurance claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Seller Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Sellers nor any of their respective members, managers or Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Seller Insurance Policies. All such Seller Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) to the Knowledge of the Sellers, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. The Sellers are not in default under, or have otherwise failed to comply with, in any material respect, any provision contained in any such Seller Insurance Policy. True and complete copies of the Seller Insurance Policies have been made available to the Buyers.

Section 4.16    Legal Proceedings; Governmental Orders.

(a)    Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Knowledge of the Sellers, threatened against or by any Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)    Except for those items disclosed in Section 4.16(a) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Each Seller is in compliance with the terms of each Governmental Order set forth in Section 4.16(b) of the Disclosure Schedules. No event has occurred or circumstances exist that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

(c)    There are no Actions or claims by the Sellers or any of their respective Affiliates pending against any other Person arising out of the operation or conduct of the Business.

Section 4.17    Compliance with Laws; Permits.

(a)    Each Seller has complied, and is now complying, with all Laws, applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. Neither the Sellers nor any of their respective Affiliates have directly or indirectly received any written communication during the past three years from a Governmental Authority or any other Person that alleges that the Business is not in compliance in any material respect with any Law.

(b)    All material Permits required for the Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the Sellers and are valid and in full force and effect. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to the Sellers which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names and subjects of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

Section 4.18    Regulatory Matters.

(a)    There are no lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by the U.S. Food and Drug Administration (the “FDA”), the U.S. Department of Health and Human Services (the “HHS”), the U.S. Department of Justice, the U.S. Federal Trade Commission (the “FTC”), the U.S. Alcohol and Tobacco Tax and Trade Bureau (the “TTB”), the Department of Commerce (“DOC”), U.S. Customs and Border Protection (“CBP”) or any state, local or non-U.S. regulatory agency or any other Governmental Authority pending or, to the Knowledge of the Sellers, threatened against or relating to, directly or indirectly, the Sellers, the Business or the Purchased Assets.

(b)    Neither the Sellers nor any of their respective Affiliates or Related Parties or Representatives has made an untrue statement of material fact or fraudulent statement to the FDA, the HHS, the FTC, the TTB or other applicable regulatory agencies or any Governmental Authority or to the Knowledge of the Sellers failed to disclose a material fact required to be disclosed to such regulatory agency or any Governmental Authority or committed an act, made or failed to make a statement that could reasonably be expected to provide a basis for any of them to invoke the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or equivalent regulations.

(c)    There are no unresolved reports, warning letters or other notifications or documents received from or issued by the FDA, the HHS, the FTC, the TTB, the DOC, CBP or other Governmental Authority or applicable regulatory agencies that (1) indicate or suggest material lack of compliance with applicable regulatory requirements by the Sellers or any Person providing services for the benefit of the Sellers or any of their respective Affiliates, Related Parties or Representatives in connection with the Business, or (2) commence or threaten to initiate any action to withdraw any Permit applicable to any of the Sellers activities or any studies being or planned to be conducted by it in connection with the Business.

(d)    Neither the Sellers nor, to the Knowledge of the Sellers, any of their respective Affiliates, Related Parties, Representatives or other Persons providing services for their benefit in connection with the Business has been debarred, or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335(a) or authorized by 21 U.S.C. Section 335a(b) or for which suspension is mandated by 21 U.S.C. Section 335(g) or temporary denial of approval is authorized by 21 U.S.C. Section 335(f) or any other applicable standards of any Governmental Authority.

(e)    To the Knowledge of the Sellers, no Seller has taken any action that would result in a violation by such Seller of the FCPA or any other applicable anti-corruption laws, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws.

(f)    To the Knowledge of the Sellers, no Seller or any of their respective Affiliates, Related Parties or Representatives: (a) are included on any “Specially Designated Nationals list” maintained by the Office of Foreign Assets Control of the United States Department of Treasury or any other list of restricted

Persons promulgated by the United States Government; or (b) are doing business in countries or with any Person subject to trade restrictions, prohibitions, sanctions, or embargoes by the United States Government; or (c) are in breach of or subject to any action or investigation under any other trade restriction, sanctions, embargoes, or antiterrorism laws enforced by the United States Government or similar Laws.

(g)    The Sellers have not performed pre-clinical and clinical testing.

(h)    Neither the Sellers nor any of their Affiliates has obtained any export license and, to the Knowledge of the Sellers, no export license is required from any Governmental Authority in connection with the export from the United States of any product, ingredient, or technical data exported by the Sellers or their Affiliates in connection with the manufacture and sale of the Purchased Assets, as currently conducted.

Section 4.19    Tobacco Matters.

(a)    To the Knowledge of the Sellers, the Permits constitute all of the permits, licenses, consents, orders, franchises, approvals, authorizations, registrations, certificates, vacancies and similar rights that are required under the Tobacco Laws as of the date of this Agreement to permit the Sellers to conduct the Business, as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

(b)    Except as set forth in Section 4.19(b) of the Disclosure Schedules, the Sellers have not made and not disclosed to the public any written Health Claims in or on any packaging, label, marketing or promotional materials used or held for use by the Sellers in marketing of their products. For the purposes of this Section 4.19, the terms “Health Claims” means any claims that products may be used as smoking cessation products, have therapeutic or medicinal uses, or that using the products marketed by the Sellers relating to the Business is less injurious to human health or less addictive than the smoking of traditional cigarettes or using other forms of tobacco products.

Section 4.20    Environmental Matters.

(a)    The operations of the Sellers with respect to the Business and the Purchased Assets are currently and have been in material compliance with all Environmental Laws. No Seller has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the date of this Agreement.

(b)    No Seller has retained or assumed, by contract or operation of Law, any Liabilities or obligations of third parties under Environmental Law.

Section 4.21    Employee Benefit Matters.

(a)    There are no Benefit Plans and no Benefit Plans have ever existed.

(b)    Neither the Sellers nor any of their ERISA Affiliates contributes, has ever contributed or ever had an obligation to contribute to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code.

(c)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Sellers or any of their subsidiaries to severance pay, unemployment compensation or termination benefits or any other payment; (ii) accelerate the time of payment, funding or vesting of, or increase the amount of compensation due to any such individual; or (iii) result in “excess parachute payments” within the meaning of Section 280G of the Code.

Section 4.22    Employment Matters.

(a)    Section 4.22(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive-based compensation. All compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of any Seller with respect to any compensation, commissions or bonuses for which the Buyers will be responsible after the date hereof.

(b)    Neither any Seller nor any of their subsidiaries has or ever has had any employees, independent contractors or consultants.

(c)    Neither any Seller nor any Affiliate is or ever has been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”) in connection with the Business, and there is not any Union representing or purporting to represent any employee of the Business, and to the Knowledge of the Sellers, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. To the Knowledge of the Sellers, there is not any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any employees of the Business. No Seller or any Affiliate has any duty to bargain with any Union.

(d)    Each Seller and its respective Affiliates are and have been since inception in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, hours of work, meal and break periods, privacy, health and safety, workers’ compensation, employee scheduling, occupational safety and health, family and medical leave, leaves of absence and unemployment insurance. All individuals characterized and treated by the Business as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against any Seller or any Affiliate of any Seller by the employees of the Business, pending, or to the Knowledge of the Sellers, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, wrongful discharge, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws. There are no Actions against any Seller or any of their Affiliates pending, or to the Knowledge of the Sellers, threatened to be brought or filed, any claim, suit, action or investigation by any

Governmental Authority, in respect of which any director, officer, employee or agent of any Seller or any Affiliate of any Seller is or may be entitled to claim indemnification from any of the Sellers or their Affiliates. No Seller has received written notice of any pending claim against any Seller or any Affiliate of any Seller by any employees of the Business under workers’ compensation Laws that has not been fully resolved or discharged.

(e)    The Sellers and their ERISA Affiliates have complied in all material respects with the “COBRA” notice and continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

Section 4.23    Taxes. Except as set forth in Section 4.23 of the Disclosure Schedules:

(a)    All income Tax Returns and all other material Tax Returns required to have been filed by each Seller have been timely filed, each such Tax Return is true, complete and correct in all material respects and all material Taxes due and owing by each Seller (whether or not shown on any Tax Return) have been timely paid.

(b)    (i) Each Seller has withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to, or allocations of income or distributions to, any employee, independent contractor, creditor, customer, equity owner or other party, and complied with all information reporting and backup withholding provisions of applicable Law and (ii) DataTech has withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor of DataTech with respect to any services provided to any Seller, and complied with all related information reporting and backup withholding provisions of applicable Law.

(c)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Seller.

(d)    There are no current, pending, or, to the Knowledge of the Sellers, proposed Tax audits, examinations, assessment or other claims or proceedings with respect to any Seller.

(e)    BLEC was a partnership for U.S. federal income Tax purposes from its inception on March 18, 2009 through February 15, 2011. At all times from February 15, 2011 through and including the date of this Agreement, BLEC has been and will be a disregarded entity owned by Intermark for U.S. federal income Tax purposes. At all times from its inception on November 9, 2010 through and including the date of this Agreement, QSN has been and will be a disregarded entity owned by Intermark for U.S. federal income Tax purposes. At all times from its inception on May 18, 2010 through and including the date of this Agreement, Intermark has been and will be a partnership for U.S. federal income Tax purposes.

(f)    There are no Encumbrances for Taxes upon any of the Purchased Assets other than Permitted Encumbrances.

(g)    No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)    No Seller has been a party to, or a promoter of, any “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(i)    None of the Purchased Assets is property that any Seller is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the Tax Reform Act of 1986.

(j)    None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(k)    None of the Purchased Assets directly or indirectly secures any indebtedness, the interest of which is tax-exempt under Section 103(a) of the Code, and no Seller is directly or indirectly an obligor or a guarantor with respect to any such Indebtedness.

(l)    Each Seller has provided the Buyers with a complete and accurate copy of each Tax Return filed by such Seller since its inception.

Section 4.24    Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Each Buyer hereby jointly and severally represents and warrants to the Sellers that the statements contained in this Article V are true and correct as of the date of this Agreement, except as set forth in the correspondingly numbered Section of the Disclosure Schedules.

Section 5.01    Organization of the Buyers. Each Buyer is duly organized, validly existing and in good standing under the Laws of the state of Delaware. Lorillard owns, beneficially and of record, all of the issued and outstanding voting securities of LRDHC, free from Encumbrances of any kind.

Section 5.02    Authority of the Buyers. Each Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyers of this Agreement and any other Transaction Document to which such Buyer is a party, the performance by such Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Buyer. This Agreement has been duly executed and delivered by each Buyer, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of each Buyer enforceable against such Buyer in accordance with its terms. When each other Transaction Document to which each Buyer is or will be a party has been duly executed and delivered by such Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Buyer enforceable against it in accordance with its terms.

Section 5.03    No Conflicts; Consents. The execution, delivery and performance by the Buyers of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Governing Documents of such Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which such Buyer is a party, except, in the case of (b) or (c), as would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04    Legal Proceedings. There are no Actions pending or, to the Buyers’ knowledge, threatened against or by any Buyer or any Affiliate of the Buyers that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.05    Financial Advisors. Except as set forth in Section 5.05 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Buyers or their respective Affiliates.

ARTICLE VI

COVENANTS

Section 6.01    Confidentiality. The parties hereto acknowledge that the information being provided to it in connection with the consummation of the transactions contemplated by this Agreement and by the Transaction Documents is subject to the terms of the confidentiality agreement between BLEC and Lorillard agreed to as of January 17, 2012 (and assumed and agreed to by QSN as of March 7, 2012), the terms of which are incorporated herein by reference. From and after the date of this Agreement, the Sellers shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives and Related Parties to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that any Seller can show that such information (a) is generally available to and known by the public through no fault of the Sellers, any of their respective Affiliates or their respective Representatives and Related Parties; or (b) is lawfully acquired by the Sellers, any of their respective Affiliates or their respective Representatives and Related Parties from and after the date of this Agreement from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of their respective Affiliates or their respective Representatives and Related Parties are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Lorillard in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed; provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.02    Non-competition; Non-solicitation.

(a)    For a period of three years commencing on the date of this Agreement (the “Restricted Period”), the Sellers shall not, and shall not permit the Persons listed in Section 6.02 of the Disclosure Schedules to, directly or indirectly, (i) engage in or assist others in engaging in the Business; (ii) take any action that is designed, intended or reasonably likely to have the effect of discouraging any customer, supplier, vendor, licensor, lessor, agent, employee, consultant and other Person under contract or otherwise associated or doing business with the Business or the Buyers and any of their respective Affiliates from maintaining the same business relationships with the Business or the Buyers and any of their respective Affiliates after the date of this Agreement as it maintained with the Business or the Buyers and any of their respective Affiliates prior to the date of this Agreement; (iii) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of any Seller and any Person that becomes a client or customer of the Business after the date of this Agreement), or any other Person who has a business relationship with the Business, to terminate or modify any such actual or prospective relationship; or (iv) own (excluding the ownership of less than five percent (5%) of the securities of any Person traded on any national securities exchange if such ownership does not coincide with any board of directors or management position with, or any other relationship affecting the management, control or operation or management of, such Person), manage, control or participate in the ownership, management or control of any business, or engage in developing, selling, manufacturing, distributing or marketing any product or service, that would be in competition with or engages, directly or indirectly, with the Business, whether as an employer, proprietor, partner, stockholder, trustee, beneficiary, independent contractor, employee, consultant, agent, lender, adviser or sales representative.

(b)    During the Restricted Period, the Sellers shall not and shall not permit the Persons listed in Section 6.02 of the Disclosure Schedules, without the express written consent of the Buyers, to directly or indirectly, solicit any employees, officers, directors, managers or members of the Buyers or any of their respective Affiliates or any person who is was employed in the Business during the Restricted Period to leave the employment of the Buyers or any such Affiliate for employment with any Seller or any of its respective Affiliates or Related Parties, or violate the terms of their employment contracts, or any employment arrangements, with the Buyers or any such Affiliate or Related Party. Notwithstanding anything contained herein to the contrary, the Sellers and their respective Affiliates and Related Parties shall also be prohibited from offering employment to and employing any employee, officer, director, manager or members of the Buyers or any of their respective Affiliates who was employed by the Buyers or any of their respective Affiliates within the twelve months prior to the earlier of (x) the offer of employment to such individual or (y) the commencement of such individual’s employment with such Seller or applicable Affiliate.

(c)    The Sellers acknowledge that a breach or threatened breach of this Section 6.02 would give rise to irreparable harm to the Buyers, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller of any such obligations, the Buyers shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)    Each Seller agrees not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow DataTech or any of the Sellers’ Affiliates or Related Parties (whom any Seller controls), to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of, or the intended benefits to the Buyers under, any of the provisions of this Section 6.02) (including adversely affecting the rights or ability of the Buyers to successfully enforce this Section 6.02).

(e)    Each Seller acknowledges that the restrictions contained in this Section 6.02 are reasonable and necessary to protect the legitimate interests of the Buyers and constitute a material inducement to the Buyers to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.02 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.03    Post-Closing Cooperation.

(a)    Each Seller and each Buyer shall cooperate with each other, and shall cause their officers, employees, managers, members, agents, auditors and other Representatives to cooperate with each other to ensure the orderly transition of the Business from the Sellers to the Buyers and to minimize any disruption to the Business and the other respective businesses of the Buyers that might result from the transactions contemplated hereby. In addition, the Sellers shall or shall cause their Affiliates to provide the Administrative Services in accordance with the terms of the Transition Services Agreement. After the date of this Agreement, upon reasonable written notice, the Buyers and each Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and other Representatives access, during normal business hours, to such information and assistance relating to the Business, including any Books and Records (to the extent within the control of such party) as is reasonably necessary for financial reporting, business support, compliance and accounting matters (subject to any applicable confidentiality obligations).

(b)    Each party shall provide the other with any cooperation reasonably requested by the other party in connection with the preparation of Tax Returns and any tax audits or controversies or other tax matters relating to this Agreement.

(c)    No party hereto shall be required by this Section 6.03 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

Section 6.04    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.05    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws (including those related to Taxes) of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyers; it being understood that any Liabilities arising out of the failure of any party to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.06    Receivables. From and after the date of this Agreement, if the Sellers or any of their respective Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, such Seller or such Affiliate shall promptly remit such funds to the Buyers. From and after the date of this Agreement, if the Buyers or their respective Affiliate receives or collects any funds relating to any Excluded Asset, the Buyers or their respective Affiliate shall promptly remit any such funds to such Seller.

Section 6.07    Certain Tax Matters.

(a)    All transfer, real estate transfer, documentary, sales, use, stamp and other similar Taxes (including any penalties, interest and additions to Taxes) imposed on the sale of the Purchased Assets (“Transfer Taxes”) shall be borne and paid one half by the Buyers and one half by the Sellers when due. The Sellers shall, at their own expense, timely file any Tax Returns with respect to such Taxes (and the Buyers shall cooperate with respect thereto as reasonably requested by any Seller).

(b)    Any ad valorem property tax attributable to the Purchased Assets shall be pro-rated (on a daily basis) as of the date of this Agreement.

(c)    The Sellers and the Buyers agree that they shall follow the “standard procedure” set forth in IRS Revenue Procedure 2004-53 with respect to all applicable matters addressed therein.

Section 6.08    Further Assurances. At any time from and after the date of this Agreement, (a) as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to more effectively transfer, convey or assign to the Buyers, and to confirm the Buyers’ right to, title in and ownership of, the Purchased Assets and to place the Buyers in actual possession and operating control thereof, including executing and delivering to the Buyers such assignments, deeds, bills of sale, consents and other instruments, as the Buyers or their counsel may reasonably request as necessary or appropriate for such purposes and (b) the Buyers shall promptly provide the Sellers written notice of any Proceeding brought by a third party in connection with any Excluded Asset and/or Excluded Liability.

Section 6.09    Insurance.

(a)    Effective as of the date of this Agreement, the coverage under the Seller Insurance Policies shall be cancelled. The Buyers shall arrange for, obtain or carry in full force and effect for the eighteen (18) month period following the date of this Agreement: (i) the insurance policy listed in Section 6.09(a)(i) of the Disclosure Schedules relating to general liability coverage with respect to the Business the “General Liability Insurance Policy”); (ii) the insurance policy listed in Section 6.09(a)(ii) of the Disclosure Schedules relating to product liability recall coverage with respect to the Business (the “Recall Insurance Policy”), (iii) the insurance policy listed in Section 6.09(a)(iii) of the Disclosure Schedules relating to commercial property coverage with respect to the Business (the “Property Insurance Policy”) and (iv) the insurance policy listed in Section 6.09(a)(iv) of the Disclosure Schedules relating to excess liability coverage with respect to the Business (the “Excess Liability Policy”, and together with the Property Insurance Policy, the Recall Insurance Policy and the General Liability Insurance Policy, the “Buyer Insurance Policies”). The Buyers shall include the Sellers as additional named insureds on the Buyer Insurance Policies.

(b)    The premiums due with respect to the General Liability Insurance Policy and the Excess Liability Policy shall be paid out of the Escrow Account in accordance with the terms of the Escrow Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the date of this Agreement; provided, that the representations and warranties in Section 4.01, Section 4.02, Section 4.24, Section 5.01, Section 5.02 and Section 5.05 shall survive indefinitely and the representations and warranties in Section 4.21 and Section 4.23 shall survive until 90 days after the expiration of the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02    Indemnification by the Sellers.

(a)    Subject to the other terms and conditions of this Article VII, each Seller shall, jointly and severally, indemnify and defend each of the Buyers and their respective Affiliates and their respective Representatives (collectively, the “Buyer Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of the Buyer Indemnified Parties based upon, arising out of, relating to or attributable to:

(i)    any breach of any of the representations or warranties of a Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of a Seller pursuant to this Agreement, as of the date of this Agreement (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(ii)    any breach of any covenant, agreement or obligation to be performed by each Seller pursuant to this Agreement; or

(iii)    any Excluded Liability.

(b)    The Sellers’ indemnification obligations pursuant to this Section 7.02 shall be determined without giving effect to any qualification or exception with respect to “Knowledge,” “material,” “materiality,” “materially,” “Material Adverse Effect” or similar language with respect to materiality contained in any representation or warranty of the Sellers set forth in Article IV.

Section 7.03    Indemnification by the Buyers.

(a)    Subject to the other terms and conditions of this Article VII, the Buyers shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(i)    any breach of any of the representations or warranties of the Buyers contained in this Agreement, or in any certificate or instrument delivered by or on behalf of any Buyers pursuant to this Agreement, as of the date of this Agreement (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii)    any breach of any covenant, agreement or obligation to be performed by the Buyers pursuant to this Agreement.

(b)    The Buyers’ indemnification obligations pursuant to this Section 7.03 shall be determined without giving effect to any qualification or exception with respect to “Knowledge,” “material,” “materiality,” “materially,” “Material Adverse Effect” or similar language with respect to materiality contained in any representation or warranty of the Buyers set forth in Article V.

Section 7.04    Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)    Notwithstanding anything in this Agreement to the contrary, (i) the Sellers shall not be liable to the Buyer Indemnified Parties for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds $135,000, in which event the Sellers shall be required to pay or be liable for all such Losses in excess of $135,000 and (ii) the aggregate liability of the Sellers in respect of claims for indemnification pursuant to Section 7.02(a) will not exceed the Escrow Amount, and the Escrow Amount shall be the sole source of the payment for any Losses with respect to any claim under this Article VII; provided, however, that this Section 7.04(a) shall not apply to any claims for fraud or intentional misrepresentation.

(b)    Notwithstanding anything in this Agreement to the contrary, (i) the Buyers shall not be liable to the Seller Indemnified Parties for indemnification under Section 7.03(a), until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds $135,000, in which event the Buyers shall be required to pay or be liable for all such Losses in excess of $135,000 and (ii) the aggregate liability of the Sellers in respect of claims for indemnification pursuant to Section 7.03(a) will not exceed the Escrow Amount, and the Escrow Amount shall be the sole source of the payment for any Losses with respect to any claim under this Article VII; provided, however, that this Section 7.04(b) shall not apply to any claims for fraud or intentional misrepresentation.

Section 7.05    Indemnification Procedures; Third Party Claims.

(a)    Any party seeking indemnification (the “Indemnified Party”) from any other party (the “Indemnifying Party”) with respect to any claim, demand, Proceeding or other matter pursuant to this Article VII (a “Claim”) shall promptly notify the Indemnifying Party of the existence of the Claim, setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Party’s right to indemnification; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party thereby is materially prejudiced by such failure to give notice or any delay in giving such notice.

(b)    If any third party shall notify any Indemnified Party with respect to any matter that may give rise to a Claim for indemnification against the Indemnifying Party under this Agreement (a “Third Party Claim”), then the Indemnified Party shall reasonably and promptly notify the Indemnifying Party. The Indemnified Party shall thereafter keep the Indemnifying Party informed of the progress of the Third Party Claim and shall inform the Indemnifying Party of all material developments in respect of the Third Party Claim. The Indemnified Party shall have absolute discretion in relation to the conduct, defense and settlement of such Third Party Claim.

Section 7.06    Payment of Claims.

(a)    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, then the Losses resulting from such Claim pursuant to this Article VII shall be paid from the Escrow Account pursuant to the terms of the Escrow Agreement. In connection therewith, promptly following such agreement or final adjudication, the Indemnifying Party shall execute and deliver, or cause to be executed and delivered, all notices and instruments and shall take, or cause to be taken, all such other actions necessary under and pursuant to the Escrow Agreement to authorize the Escrow Agent to distribute and release the amount of such agreed or finally adjudicated Losses to the applicable Indemnified Party.

(b)    The amount of any Losses subject to indemnification under this Article VII shall be net any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses or costs incurred by such Indemnified Party by reason of making such Claim or collecting such amount (including any increase in future insurance premiums suffered by the Indemnified Party directly as a result of obtaining such recovery from the insurance carrier. Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses payable under this Article VII.

(c)    EXCEPT AS SET FORTH IN SECTION 7.06(D), IN NO EVENT SHALL THE INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING UNDER THIS ARTICLE VII) OR THE TERM “LOSSES” (EXCEPT IN THE CASE OF FRAUD OR INTENTIONAL MISREPRESENTATION) COVER OR INCLUDE LOSS OF PROFITS, DIMINUTION IN VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE, AND WHETHER OR NOT ARISING FROM THE INDEMNIFYING PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (OTHER THAN ANY LOSSES COVERING OR INCLUDING DIMINUTION IN VALUE OR LOSS OF PROFITS OBTAINED IN A PROCEEDING BY A THIRD PARTY FROM A BUYER INDEMNIFIED PARTY).

(d)    For the avoidance of doubt, in the event a third party obtains Losses which cover or include diminution in value or loss of profits from a Buyer Indemnified Party, such Losses which cover or include diminution in value or loss of profits shall, to the extent they would otherwise be indemnifiable under this Agreement but for the fact that they are Losses which cover or include diminution in value or loss of profits, be indemnifiable direct Losses to such Buyer Indemnified Party for purposes of this Agreement.

Section 7.07    Tax Treatment for Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08    Exclusivity. Except with respect to Claims, Liabilities or Losses arising out of fraud, intentional misrepresentation or willful misconduct, the enforcement specifically of any covenant requiring performance following the Closing or Claims for equitable relief, this Article VII will provide the exclusive remedy for any Indemnified Party for any misrepresentation, breach of warranty, covenant or other agreement or other Claim arising out of this Agreement, the Transaction Documents or the transactions contemplated by this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to the Sellers:

BLEC, LLC

401 N. Tryon Street, Suite 1080

10th Floor

Charlotte, NC 28202

Facsimile:  (704) 998-5859

E-mail:  William.Raines@intermarkbrands.com

Attention:  CEO

INTERMARK BRANDS, LLC

401 N. Tryon Street, Suite 1080

10th Floor

Charlotte, NC 28202

Facsimile:  (704) 998-5859

E-mail:  William.Raines@intermarkbrands.com

Attention:  CEO

QSN TECHNOLOGIES, LLC

401 N. Tryon Street, Suite 1080

10th Floor

Charlotte, NC 28202

Facsimile:  (704) 998-5859

E-mail:  William.Raines@intermarkbrands.com

Attention:  CEO

with a copy to:	McGuireWoods LLP 201 North Tryon Street Charlotte, NC 28202 Facsimile: (704) 353-6204 E-mail: pporter@mcguirewoods.com Attention: Paul Porter	(704) 373-8993 wdonaldson@mcguirewoods.com Tom Donaldson

If to the Buyers:	LRDHC, Inc. 714 Green Valley Road Greensboro, NC 27408 Facsimile: (336) 335-7707 E-mail: CWhitford@lortobco.com Attention: Assistant Secretary

with a copy to:	Cahill Gordon & Reindel LLP 80 Pine Street 17th Floor New York, NY 10005 Facsimile: (212) 378–2298 E-mail: jmark@cahill.com Attention: Jonathan I. Mark	(212) 378-2164 hbanks@cahill.com Helene R. Banks

Section 8.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules, Disclosure Schedules and Exhibits mean the Articles and Sections of, Schedules, Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules, Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.02(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including that certain Letter of Intent between the Sellers and Lorillard, Inc., dated as of March 7, 2012. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08    No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

Section 8.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall, subject to Section 7.08, be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BLEC, LLC

By:	/s/ William F. Raines, III
Name: William F. Raines, III Title: CEO and CFO

INTERMARK BRANDS, LLC

By:	/s/ William F. Raines, III
Name: William F. Raines, III Title: CEO and CFO

QSN TECHNOLOGIES, LLC

By:	/s/ William F. Raines, III
Name: William F. Raines, III Title: CEO and CFO

LRDHC, INC.

By:	/s/ David H. Taylor
Name: David H. Taylor Title: Treasurer and Chief Financial Officer